Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the captions “Selected Historical Financial Data of Sprint Nextel” and “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sprint Nextel Corporation for the consent solicitation and offer to guarantee Alamosa (Delaware), Inc. 12% Senior Discount Notes due 2009, 11% Senior Notes due 2010 and 8 1/ 2% Senior Notes due 2012 and AirGate PCS, Inc. First Priority Senior Secured Floating Rate Notes due 2011 and 9 3/8% Senior Subordinated Secured Notes due 2009 and to the incorporation by reference therein of our report dated February 3, 2004 (except for Note 3, as to which the date is April 23, 2004, and Note 23, as to which the date is November 2, 2004), with respect to the consolidated financial statements and schedule of Sprint Nextel Corporation (formerly Sprint Corporation) as of December 31, 2003, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Kansas City, Missouri
March 22, 2005